Exhibit 10.51

GT Solar International, Inc.

243 Daniel Webster Highway
Merrimack, New Hampshire 03054

EMPLOYMENT AGREEMENT AMENDMENT FOR CODE SECTION 409A

December 30, 2008

John Tattersfield

519 Bay Road

South Easton, MA 02375

Dear Mr. Tattersfield,

This letter agreement (the “Amendment”) shall amend the Employment Agreement (the “Employment Agreement”), dated as of August 6, 2007, between you (the “Executive”) and GT Solar International, Inc. (the “Company”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.  Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect, and this Amendment shall not serve in any manner as a waiver or a novation of the Executive’s duties or obligations under the Employment Agreement; provided, that in the event that any provision in this Amendment conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Executive and the Company, the terms of this Amendment shall govern.

You agree and acknowledge that notwithstanding any other provision of the Employment Agreement to the contrary, the Employment Agreement is hereby amended as follows:

1.                                       Paragraph 3(e) of the Employment Agreement is amended as follows:

Following the phrase “provided, however,” the text “that the Executive must remain employed by the Company until each such Anniversary Date in order to receive each such payment; provided, further,” shall be added to first sentence of paragraph 3(e).

2.                                       Clause (i) of paragraph 4(b) of the Employment Agreement is amended and restated in its entirety as follows:

“(i) continue to receive his Base Salary (paid in accordance with the Company’s general payroll practices in effect on the Termination Date) as special severance payments from the Termination Date for a period of six (6) months thereafter (the “Severance Period”) as provided in paragraph 4(h) below and delayed as required in paragraph 4(i) below (the date on which Executive’s employment under this Agreement terminates for any reason shall be referred herein as the “Termination Date”); and”

3.                                       Clause (iv) of paragraph 4(b) of the Employment Agreement is amended as follows:

The parenthetical at the end of the first sentence beginning “provided that if any stock of the Company…” and concluding “if earlier, upon Executive’s death” is deleted and replaced with the non-parenthetical clause “and subject to the provisions of paragraph 4(h) and 4(i) below.”

4.                                       A new paragraph 4(h) is added to the Employment Agreement as follows:

“(h)                           Once the Mutual Release described in paragraph 4(b) is executed and no longer subject to revocation then the following shall apply:

(i)                                   To the extent any cash payment or continuing benefit to be provided under paragraph 4(b) is not “deferred compensation” for purposes of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the Mutual Release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.

(ii)                                To the extent any cash payment or continuing benefit to be provided under paragraph 4(b) is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Termination Date.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.”

5.                                       A new paragraph 4(i) is added to the Employment Agreement as follows:

“(i)                               Section 409A Compliance.

(i)                                   The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)                                A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)                             Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(A)                              With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph 4(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)                                To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iv)                            To the extent that any agreement provides for the reimbursement of expenses or the provision of in-kind benefits that constitute “non-qualified deferred compensation” under Code Section 409A, the following shall apply: (i) all expenses or other reimbursements under an agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (2) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit; and (3) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(v)                               For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(vi)                            Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

6.                                       Paragraph 21 of the Employment Agreement is amended as follows:

Following the phrase “and/or the receipt or vesting of restricted” the following is added to the paragraph: “equity).  In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.”

[Signature page follows]

Sincerely,

GT SOLAR INTERNATIONAL, INC.

/s/Brian P. Logue

By: Brian P. Logue
Its: Vice President Human Resources

ACCEPTED AND AGREED:

/s/John Tattersfield

John Tattersfield

Date: December 30, 2008